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                                                                     EXHIBIT 5.1

                         [Burr & Forman LLP Letterhead]
                           Attorneys and Counselors

                            Post Office Box 830719
                        Birmingham, Alabama 35283-0719

                                (205) 251-3000
                             (205) 458-5100 (Fax)


                                January 25, 2002

Board of Directors
ProAssurance Corporation

         RE: SECURITIES AND EXCHANGE COMMISSION FORM S-8 REGISTRATION STATEMENT FOR THE PROASSURANCE CORPORATION INCENTIVE COMPENSATION STOCK PLAN

Gentlemen:

         As counsel to ProAssurance Corporation ("ProAssurance"), we have been requested to render the following opinion to you with regard to the legality of the securities being registered under the Registration Statement (Form S-8) pertaining to the ProAssurance Corporation Incentive Compensation Stock Plan.

         In connection with this opinion, we have reviewed the following: (i) the Medical Assurance, Inc. Incentive Compensation Stock Plan, as amended and changed to the ProAssurance Corporation Incentive compensation Stock Plan pursuant to that certain Amendment and Assumption Agreement between Medical Assurance, Inc., and ProAssurance, dated as of September 27, 2001 (the "Plan"); and the Registration Statement of ProAssurance on Form S-8 (including all exhibits thereto) (the "Registration Statement"). In addition, we have reviewed and are familiar with the Certificate of Incorporation and Bylaws of ProAssurance and the minutes of the proceedings of the Board of Directors and Stockholders of ProAssurance. We have also considered such matters of law as we have deemed appropriate as a basis for our opinion set forth below.

         In rendering the opinions set forth herein, we have relied upon, and assumed the accuracy of the certificates and other statements, documents, records, and papers with respect to the factual matters set forth therein, and we assume the genuineness of all signatures and the authenticity of all documents submitted to us as originals in the conformity to original documents of all documents submitted to us as certified or photostatic copies in the legal capacity of all natural persons.

         Based on the foregoing, we are of the opinion, as of the date hereof, that the shares of ProAssurance Common Stock reserved for issuance under the ProAssurance Corporation Incentive Compensation Stock Plan have been duly authorized and, when so issued, will be validly issued, fully paid and non-assessable.


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[Burr & Forman LLP LOGO]
Board of Directors
Page 2
January 25, 2002




         The law covered by the opinions expressed herein is limited to the Federal law of the United States, the law of the State of Alabama, and the corporate laws of the State of Delaware; and

         This letter may be relied upon by you only in connection with the transactions contemplated by the filing of the Registration Statement (Form S-8) and may not be used or relied upon by any other person for any purpose whatsoever, other than in connection with regulatory requirements or response to court order, without in each instance, our prior written consent.

         We consent to the reference to our firm in the Registration Statement and the related prospectus.

                                                     Very truly yours,



                                                     BURR & FORMAN LLP